Exhibit 5.1

July 21, 2017

ProLung Inc.

757 East South Temple, Suite 150

Salt Lake City, Utah 84012

Re:

Registration Statement on Form S-8 filed by ProLung Inc. (the “Company”) with respect to the ProLung, Inc. Stock Incentive Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 7,200,000 shares of common stock, $.001 par value, of the Company (the “Common Shares”) that may be issued pursuant to the Plan to Plan participants. When issued to Plan participants in accordance with the provisions of the Plan and pursuant to the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS